EXHIBIT 5

                 OPINION OF LUSE GORMAN POMERENK & SCHICK, P.C.


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               [LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK, P.C.]




(202) 274-2000

December 7, 2005

Board of Directors
Northwest Bancorp, Inc.
Liberty and Second Streets
Warren, Pennsylvania 16365

                  Re: Northwest Bancorp, Inc. 2004 Stock Option Plan and 2004 Recognition and Retention Plan
                           Registration Statement on Form S-8

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the issuance of Northwest Bancorp, Inc. (the "Company") common stock, par value $.10 per share (the "Common Stock"), pursuant to the Northwest Bancorp, Inc. 2004 Stock Option Plan (the "Stock Option Plan") and 2004 Recognition and Retention Plan (the "Recognition Plan"). We have reviewed the Company's Charter, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         Based on the foregoing, we are of the following opinion:

     Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Stock Option Plan and the issuance of awards granted pursuant to the Recognition Plan, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                                            Very truly yours,


                                            \s\ LUSE GORMAN POMERENK & SCHICK

                                            LUSE GORMAN POMERENK & SCHICK
                                            A Professional Corporation


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